EXHIBIT 10.28

INDEMNIFICATION AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the 14th day of September, 2009, by and between Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the “Company”), and F. Folsom Bell (“Indemnitee”).

RECITALS

A.           Highly competent and experienced persons are reluctant to serve corporations as directors, executive officers or in other capacities unless they are provided with adequate protection through insurance and indemnification against claims and actions against them arising out of their service to and activities on behalf of the Company.

B.           The Board of Directors of the Company (the “Board”) has determined that the inability to attract and retain such persons would be detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

C.           The Board has also determined that it is reasonable, prudent and necessary for the Company, to contractually obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be adequately protected.

D.           Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified to the fullest extent permitted by law.

E.           Article XVII of the Amended and Restated Articles of Incorporation and Article VII of the Amended and Restated Bylaws of the Company each provide for indemnification of directors and officers to the fullest extent permitted by law.

In consideration of the foregoing and the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Certain Definitions

As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):

“Acquiring Person” means any Person other than (i) the Company, (ii) any of the Company’s Subsidiaries, (iii) any employee benefit plan of the Company or of a Subsidiary of the Company or of a Company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a Company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Claim” means an actual or threatened claim or request for relief in connection with a Proceeding which was, is or may be made by reason of anything done or not done by Indemnitee in, or by reason of any event or occurrence related to, Indemnitee’s Corporate Status.

“Corporate Status” means the status of a person who is, becomes or was a director, officer, employee, agent or fiduciary of the Company or is, becomes or was serving at the request of the Company as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, fiduciary or similar functionary of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. For purposes of this Agreement, the Company agrees that Indemnitee’s service on behalf of or with respect to any Subsidiary of the Company shall be deemed to be at the request of the Company.

“Disinterested Director” with respect to any request by Indemnitee for indemnification hereunder, means a director of the Company who at the time of the vote is not a named defendant or respondent in the Proceeding or threatened to be so named in respect of which indemnification is sought by Indemnitee.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expenses” means all attorneys’ fees and disbursements, accountant’s fees and disbursements, retainers, court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types customarily incurred in connection with prosecuting, defending (including affirmative defenses and counterclaims), preparing to prosecute or defend, investigating, being or preparing to be a witness in, or participating in or preparing to participate in (including on appeal) a Proceeding and all interest or finance charges attributable to any thereof. Should any payments by the Company under this Agreement be determined to be subject to any federal, state or local income or excise tax, “Expenses” shall also include such amounts as are necessary to place Indemnitee in the same after-tax position (after giving effect to all applicable taxes) as Indemnitee would have been in had no such tax been determined to apply to such payments.

“Incumbent Board” means the individuals who, as of the date of this Agreement, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither contemporaneously is, nor in the five years theretofore has been, retained to represent: (a) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel under this Agreement or similar agreements), (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder or (c) the beneficial owner, directly or indirectly, of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding voting securities (other than, in each such case, with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements). Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Independent Directors” means the directors on the Board that are independent directors as defined in Section 803A of the NYSE Amex Company Guide or successor provision, or, if the Company’s common stock is not then quoted on the NYSE Amex, that qualify as independent, disinterested, or a similar term as defined in the rules of the principal securities exchange or interdealer quotation system on which the Company’s common stock is then listed or quoted.

“MBCA” means the Michigan Business Corporation Act and any successor statute thereto, as either of them may from time to time be amended.

“Person” means any individual, entity or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act).

 “Proceeding” means any threatened, pending or completed action, suit, arbitration, investigation, inquiry, alternate dispute resolution mechanism, administrative or legislative hearing, or any other proceeding (including, without limitation, any securities laws action, suit, arbitration, alternative dispute resolution mechanism, hearing or procedure) whether civil, criminal, administrative, arbitrative or investigative and whether or not based upon events occurring, or actions taken, before the date hereof; and any appeal in or related to any such action, suit, arbitration,  hearing or proceeding.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

“Voting Securities” means any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body.

ARTICLE II

Services by Indemnitee

Indemnitee is serving as a director of the Company. Indemnitee may from time to time also agree to serve, as the Company may request from time to time, in another capacity for the Company (including another officer or director position) or as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, fiduciary or similar functionary of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise. Indemnitee and the Company each acknowledge that they have entered into this Agreement as a means of inducing Indemnitee to serve, or continue to serve, the Company in such capacities. Indemnitee may at any time and for any reason resign from such position or positions (subject to any other contractual obligation or any obligation imposed by operation of law). The Company shall have no obligation under this Agreement to continue Indemnitee in any such position or positions.

ARTICLE III

Indemnification

Section 3.1      General. The Company shall indemnify and advance Expenses to, Indemnitee to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The other provisions set forth in this Agreement are provided as a means of furtherance and implementation of, and not in limitation of, the obligations expressed in this Article III. No requirement, condition to or limitation of any right to indemnification or to advancement of Expenses under this Article III shall in any way limit the rights of Indemnitee under Article VI.

Section 3.2      Indemnity of the Company. Indemnitee shall be entitled to indemnification pursuant to this Section 3.2 if, by reason of anything done or not done by Indemnitee in, or by reason of any event or occurrence related to, Indemnitee’s Corporate Status, Indemnitee is, was or becomes, or is threatened to be made, a party to, any Proceeding. Pursuant to this Section 3.2, Indemnitee shall be indemnified against any and all Expenses, judgments, penalties (including excise or similar taxes), fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses, judgments, penalties, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any Claim, issue or matter therein. Notwithstanding the foregoing, the obligations of the Company under this Section 3.2 shall be subject to the condition that no determination (which, in any case in which Independent Counsel is involved, shall be in a form of a written opinion) shall have been made pursuant to Article IV that Indemnitee would not be permitted to be indemnified under applicable law. In addition, in an action by or in the right of the Company, indemnification shall be limited as set forth in Section 561 of the MBCA except to the extent authorized under Section 564c of the MBCA.  Nothing in this Section 3.2 shall limit the benefits of Section 3.1, Section 3.3 or any other Section hereunder.

Section 3.3    Advancement of Expenses. The Company shall pay all Expenses reasonably incurred by, or in the case of retainers to be incurred by, or on behalf of Indemnitee (or, if applicable, reimburse Indemnitee for any and all Expenses reasonably incurred by Indemnitee and previously paid by Indemnitee) in connection with any Claim or Proceeding, whether brought by the Company or otherwise, in advance of any determination respecting entitlement to indemnification pursuant to Article IV hereof (and shall continue to pay such Expenses after such determination and until it shall ultimately be determined (in a final adjudication by a court from which no appeal is taken or in a final adjudication of an arbitration pursuant to Sections 5.1 or 5.3 if Indemnitee or Company respectively elects to seek such arbitration) that Indemnitee is not entitled to be indemnified by the Company against such Expenses) within 10 days after the receipt by the Company of a written request from Indemnitee requesting such payment or payments from time to time, whether prior to or after final disposition of such Proceeding. Any such payment by the Company is referred to in this Agreement as an “Expense Advance.” In connection with any request for an Expense Advance, if requested by the Company, Indemnitee or Indemnitee’s counsel shall also submit an affidavit stating that the Expenses incurred were, or in the case of retainers to be incurred are, reasonably incurred. Any question as to the reasonableness of the incurrence of any Expense shall not delay an Expense Advance by the Company, and the Company agrees that any such question shall be resolved in a final adjudication by a court from which no appeal is taken or in a final adjudication of an arbitration pursuant to Sections 5.1 or 5.3 if Indemnitee or Company respectively elects to seek such arbitration. Indemnitee hereby undertakes and agrees that Indemnitee will reimburse and repay the Company with interest for any Expense Advances to the extent that it shall ultimately be determined (in a final adjudication by a court from which no appeal is taken or in a final adjudication of an arbitration pursuant to Sections 5.1 and 5.3 if Indemnitee or the Company respectively elects to seek such arbitration) that Indemnitee is not entitled to be indemnified by the Company against such Expenses. Indemnitee shall not be required to provide collateral or otherwise secure the undertaking and agreement described in the prior sentence. The Company shall make all advances pursuant to this Section 3.3 without regard to the financial ability of the Indemnitee to make repayment and without regard to the prospect of whether the Indemnitee may ultimately be found to be entitled to indemnification under the provisions of this Agreement.

Section 3.4     Indemnification for Additional Expenses. The Company shall, to the maximum extent permitted by law, indemnify Indemnitee against any and all costs and expenses (of the types described in the definition of Expenses in Article I) and, if requested by Indemnitee, shall advance those costs and expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against, or action brought by, Indemnitee for enforcement of, or claims for breaches of, any provision of this Agreement, regardless of whether Indemnitee ultimately is determined to be entitled to that enforcement, and regardless of whether the nature of the proceeding with respect to such matter is judicial, by arbitration, or otherwise.

Section 3.5    Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim or Proceeding but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims or Proceedings, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

ARTICLE IV

Procedure for Determination of Entitlement
to Indemnification

Section 4.1      Request by Indemnitee. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification (including for all purposes of the Agreement whether the indemnification is reasonable). The Secretary or an Assistant Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

Section 4.2      Determination of Request. Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 4.1 hereof; a determination, if required by applicable law, with respect to whether Indemnitee is permitted under applicable law to be indemnified shall be made in accordance with the terms of MBCA, in the specific case in any of the following ways:

(a)            (i) by a majority vote of a quorum of the Board consisting of Disinterested Directors, or (ii) if a quorum cannot be obtained under subdivision (i), by a majority vote of a committee consisting solely of two or more Disinterested Directors designated to act by the Board even though less than a quorum of the Board, or  (iii) by all independent directors as defined under the MBCA who are Disinterested Directors, or (iv) in a written opinion to the Board and Indemnitee by Independent Counsel selected by a committee of the Board by a vote as set forth in clauses (i) and (ii) of this paragraph (a), or if a quorum of the Board cannot be obtained under subdivision (i) and a committee cannot be established under subdivision (ii), by a majority vote of all directors, or (v) by the stockholders of the Company in a vote that excludes the shares held by directors who are not Disinterested Directors and officers, employees and agents who are named defendants or respondents in the Proceeding or threatened to be so named.  In the designation of a committee under subdivision (ii) or in the selection of independent counsel, all Directors may participate.

(b)           If a determination has been made pursuant to subsection (a) above, that indemnity is permitted under applicable law to be indemnified, the authorization of payment of indemnification shall be made in any of the following ways:

(1)	By the Board in one of the following ways:

(i)	By majority vote of two or more Directors who are Disinterested Directors.
(ii)	By a majority of the members of a committee of two or more Disinterested Directors.

(iii)	By one or more independent directors as defined under the MBCA who are Disinterested Directors.
(iv)	If there are no independent directors as defined under the MBCA and less than two Directors who are Disinterested Directors, then by the Board by majority vote.

(2)
By the stockholders of the Company in a vote that excludes the shares held by Directors who are not Disinterested Directors and officers, employees and agents who are named defendants or respondents in the Proceedings or threatened to be so named.

If it is so determined that Indemnitee is permitted to be indemnified and payment is authorized under applicable law, payment to Indemnitee shall be made within 10 days after such determination. Nothing contained in this Agreement shall require that any determination be made under this Section 4.2 prior to the disposition or conclusion of a Claim or Proceeding against Indemnitee; provided, however, that Expense Advances shall continue to be made by the Company pursuant to, and to the extent required by, the provisions of Article III. Indemnitee shall cooperate with the person or persons making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person or persons making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

Section 4.3                      Presumptions and Effect of Certain Proceedings.

(a)           If the person or persons empowered or selected under Article IV of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within 60 days after receipt by the Company of the request by Indemnitee therefor, the determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating to such determination; and provided, further, that the 60-day limitation set forth in this Section 4.3(a) shall not apply and such period shall be extended as necessary (1) if within 30 days after receipt by the Company of the request for indemnification under Section 4.1 Indemnitee and the Company have agreed, and the Board has resolved to submit such determination to the stockholders of the Company pursuant to Section 4.2(b) for their consideration at an annual meeting of stockholders to be held within 90 days after such agreement and such determination is made thereat, or a special meeting of stockholders is called within 30 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.2(a) of this Agreement, in which case the applicable period shall be as set forth in Section 5.1(c).  Nothing contained in this Agreement shall require that any determination be made under this Section 4.3 prior to the disposition or conclusion of a Claim or Proceeding against Indemnitee; provided, however, that Expense Advances shall continue to be made by the Company pursuant to, and to the extent required by, the provisions of Article III.

(b)           Other than an action by or in the right of the Company, the termination of any Proceeding or of any Claim issue or matter by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) by itself create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

ARTICLE V

Certain Remedies of Indemnitee

Section 5.1    Indemnitee Entitled to Adjudication in an Appropriate Court. If (a) a determination is made pursuant to Article IV that Indemnitee is not entitled to indemnification under this Agreement; (b) there has been any failure by the Company to make timely payment or advancement of any amounts due hereunder (including, without limitation, any Expense Advances); or (c) the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.2 and such determination shall not have been made and delivered in a written opinion within 90 days after such Independent Counsel’s being appointed, Indemnitee shall be entitled to commence an action seeking an adjudication in the Court of Indemnitee’s entitlement to such indemnification or advancements due hereunder, including, without limitation, Expense Advances. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. Indemnitee shall commence such action seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such action pursuant to this Section 5.1, or such right shall expire. The Company agrees not to oppose Indemnitee’s right to seek any such adjudication or award in arbitration and it shall continue to pay Expense Advances pursuant to Section 3.3 until it shall ultimately be determined (in a final adjudication by a court from which no appeal is taken or in a final adjudication of an arbitration pursuant to this Section 5.1 if Indemnitee elects to seek such arbitration) that Indemnitee is not entitled to be indemnified by the Company against such Expenses.

Section 5.2     Adverse Determination Not to Affect any Judicial Proceeding. If a determination shall have been made pursuant to Article IV that Indemnitee is not entitled to indemnification under this Agreement, any judicial proceeding or arbitration commenced pursuant to this Agreement shall be conducted in all respects as a de novo trial or arbitration on the merits, and Indemnitee shall not be prejudiced by reason of such initial adverse determination.

Section 5.3    Company May Seek Judicial Proceeding or Arbitration. If a determination shall have been made or deemed to have been made pursuant to Article IV that Indemnitee is or is not entitled to indemnification, the Company shall be entitled to commence an action seeking an adjudication in court or arbitration of Indemnitee’s entitlement to such indemnification or advancements due hereunder, including, without limitation, Expense Advances. Arbitration may be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association. Company shall commence such action seeking an adjudication or arbitration within 180 days following the date on which the determination shall have been made or deemed to have been made pursuant to Article IV that Indemnitee is entitled to indemnification, or such right shall expire. Indemnitee agrees not to oppose Company’s right to seek any such adjudication or award in arbitration.  Any judicial proceeding or arbitration commenced pursuant to this Agreement shall be conducted in all respects as a de novo trial or arbitration on the merits, and Company shall not be prejudiced by reason of such initial determination.

Section 5.4     Company and Indemnitee Bound by the Agreement. The Company and Indemnitee shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Article V that the procedures of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company and Indemnitee are bound by all the provisions of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1   Non-Exclusivity. No amendment or alteration of the charter or bylaws of the Company or any provision thereof shall adversely affect Indemnitee’s rights hereunder and such rights shall be in addition to any rights Indemnitee may have under the charter, bylaws and the MBCA or other applicable law. To the extent that there is a change in the MBCA or other applicable law (whether by statute or judicial decision) that allows greater indemnification by agreement than would be afforded currently under the Company’s charter or bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by virtue of this Agreement the greater benefit so afforded by such change. Any amendment, alteration or repeal of the MBCA that adversely affects any right of Indemnitee shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment or repeal.

Section 6.2    Insurance and Subrogation.

(a)           To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company or for individuals serving at the request of the Company as directors, officers, partners, members, venturers, proprietors, trustees, employees, agents, fiduciaries or similar functionaries of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, agent or fiduciary under such policy or policies.

(b)           In the event of any payment by the Company under this Agreement for which reimbursement is available under any insurance policy or policies obtained by the Company, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee under such insurance policy or policies, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights, provided that all Expenses relating to such action shall be borne by the Company.

(c)           The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under the Company’s charter or bylaws or any insurance policy, contract, agreement or otherwise.

(d)           Following the execution of this Agreement, the Company will attempt to procure as soon as practicable and on commercially reasonable terms, an additional $5 million in D&O insurance from a reputable, highly rated carrier covering only the Company’s Independent Directors. Indemnitee understands and agrees that because of the Company’s current situation, it may not be practical or commercially feasible to obtain such insurance on commercially reasonable terms in the near future and until its situation significantly improves.

(e)           If Indemnitee is a director of the Company, the Company will advise the Board of any proposed material reduction in the coverage for directors to be provided by the Company’s directors’ and officers’ liability insurance policy, and will not effect such a reduction with respect to directors without the prior approval of at least 80% of the Independent Directors of the Company.

(f)           If Indemnitee is a director of the Company during the term of this Agreement and if Indemnitee ceases to be a director of the Company for any reason, the Company shall attempt to procure as soon as practicable and on commercially reasonable terms, a run-off directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the time Indemnitee ceased to be a director of the Company and covering Indemnitee, which policy, without any lapse in coverage, will provide coverage for a period of six years after the time Indemnitee ceased to be a director of the Company and will provide coverage (including amount and type of coverage and size of deductibles) that are substantially comparable to the Company’s directors’ and officers’ liability insurance policy that was most protective of Indemnitee in the 12 months preceding the time Indemnitee ceased to be a director of the Company; provided, however, that:

(i)           this obligation shall be suspended during the period immediately following the time Indemnitee ceases to be a director of the Company if and only so long as the Company has a directors’ and officers’ liability insurance policy in effect covering Indemnitee for such claims that, if it were a run-off policy, would substantially meet or exceed the foregoing standards; and

(ii)           no later than the end of the suspension period provided in the preceding clause (i), the Company shall procure a run-off directors’ and officers’ liability insurance policy meeting the foregoing standards and lasting for the remainder of the six-year period.

Indemnitee understands and agrees that because of the Company’s current situation, it may not be practical or commercially feasible to obtain such run-off directors’ and officers’ liability insurance policy on commercially reasonable terms in the near future and until its situation significantly improves.

Section 6.3     Certain Settlement Provisions. The Company shall have no obligation to indemnify Indemnitee under this Agreement for amounts paid in settlement of a Proceeding or Claim without the Company’s prior written consent or if such indemnification is prohibited under the MBCA. The Company shall not settle any Proceeding or Claim in any manner that would impose any fine or other obligation on Indemnitee without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

Section 6.4    Duration of Agreement. This Agreement shall continue for so long as Indemnitee serves as a director, officer, employee, agent or fiduciary of the Company or, at the request of the Company, as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, fiduciary or similar functionary of another foreign or domestic corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, and thereafter shall survive until and terminate upon the later to occur of: (a) the final termination of all pending Proceedings in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Article IV relating thereto; or (b) the expiration of all statutes of limitation applicable to possible Claims arising out of Indemnitee’ s Corporate Status.

Section 6.5     Notice by Each Party. Indemnitee shall promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment information or other document or communication relating to any Proceeding or Claim for which Indemnitee may be entitled to indemnification or advancement of Expenses hereunder; provided, however, that any failure of Indemnitee to so notify the Company shall not adversely affect Indemnitee’s rights under this Agreement except to the extent the Company shall have been materially prejudiced as a direct result of such failure. The Company shall promptly notify Indemnitee in writing as to the pendency of any Proceeding or Claim that may involve a claim against Indemnitee for which Indemnitee may be entitled to indemnification or advancement of Expenses hereunder.

Section 6.6    Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the parties hereto.

Section 6.7   Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 6.8    Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby, including without limitation any prior indemnification agreements, are expressly superseded by this Agreement.

Section 6.9   Severability. If any provision of this Agreement (including any provision within a single section, paragraph or sentence) or the application of such provision to any Person or circumstance, shall be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement or affect the application of such provision to other Persons or circumstances, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent, or if such modification is not possible, by substituting therefor another provision that is valid, legal and unenforceable and that achieves the same objective. Any such finding of invalidity or unenforceability shall not prevent the enforcement of such provision in any other jurisdiction to the maximum extent permitted by applicable law.

Section 6.10   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission if during normal business hours of the recipient, otherwise on the next business day, (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to the Company, to it at:     1150 Elijah McCoy Drive
Detroit, MI 48226
Attn: Jitendra N. Doshi, Chief Executive Officer

If to Indemnitee, to Indemnitee at:    5528 Nakoma
Dallas, TX 75209
Attn: F. Folsom Bell

or to such other address or to such other individuals as any party shall have last designated by notice to the other parties. All notices and other communications given to any party in accordance with the provisions of this Agreement shall be deemed to have been given when delivered or sent to the intended recipient thereof in accordance with and as provided in the provisions of this Section 6.10.

Section 6.11                      Governing Law. This Agreement shall be construed in accordance with and enforced and governed by the laws of the State of Michigan without regard to the principles of conflict of laws.

Section 6.12                      Certain Construction Rules.

(a)           The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary, (1) all references to days shall be deemed references to calendar days and (2) any reference to a “Section” or “Article” shall be deemed to refer to a section or article of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed-by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

(b)           For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, nominee, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Company” for purposes of this Agreement and the MBCA.

Section 6.13  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 6.14  Certain Persons Not Entitled to Indemnification. The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for the payment to the Company of profits pursuant to Section 16(b) of the Exchange Act, or Expenses incurred by Indemnitee for Proceedings in connection with such payment under Section 16(b) of the Exchange Act.

Section 6.15   Indemnification for Negligence, Gross Negligence, etc. Without limiting the generality of any other provision hereunder, it is the express intent of this Agreement that Indemnitee be indemnified and Expenses be advanced regardless of Indemnitee’s acts of negligence or gross negligence, intentional or willful misconduct, to the extent that indemnification and advancement of Expenses is allowed pursuant to the terms of this Agreement and under applicable law.

Section 6.16   Mutual Acknowledgments. Both the Company and Indemnitee acknowledge that in certain instances, applicable law (including applicable federal law that may preempt or override applicable state law) or public policy may prohibit the Company from indemnifying the directors, officers, employees, agents or fiduciaries of the Company under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the U.S. Securities and Exchange Commission has taken the position that indemnification of directors, officers and controlling Persons of the Company for liabilities arising under federal securities laws is against public policy and, therefore, unenforceable. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee. In addition, the Company and Indemnitee acknowledge that federal law prohibits indemnifications for certain violations of the Employee Retirement Income Security Act of 1974, as amended.

Section 6.17  Enforcement. The Company and Indemnitee agree that their respective execution of this Agreement shall constitute a stipulation by which each shall be irrevocably bound in any Michigan court or arbitration pursuant to Section 6.19 in which a proceeding by Indemnitee for enforcement of Indemnitee’s rights or a proceeding by Company against Indemnitee hereunder shall have been commenced, continued or appealed, that their respective obligations set forth in this Agreement are unique and special, and that failure of the Company or Indemnitee, as applicable, to comply with the provisions of this Agreement will cause irreparable and irremediable injury to Indemnitee and Company, respectively, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy Company or Indemnitee may have at law or in equity with respect to breach of this Agreement, Company and Indemnitee shall be entitled to injunctive or mandatory relief directing specific performance by the Company or Indemnitee, as applicable, of their respective obligations under this Agreement. The Company and Indemnitee each agree not to seek, and agrees to waive any requirement for the securing or posting of, a bond in connection with the other’s seeking or obtaining such relief:

Section 6.18   Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators, legal representatives.

Section 6.19   Consent to Jurisdiction. Company and Indemnitee hereby submit to the exclusive jurisdiction of the courts of the State of Michigan or arbitration in the State of Michigan in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or arbitration, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon Company and Indemnitee by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address provided in Section 6.10 hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

INDEMNITEE:

/s/ F. Folsom Bell
F. Folsom Bell

COMPANY:

By: /s/ Jitendra N. Doshi
Jitendra N. Doshi
Its: Chief Executive Officer